Exhibit 99.3

SECOND AMENDMENT

TO

DUKE 401(k) PLAN

WHEREAS, Duke Realty Corporation (the “Corporation”) maintains for its employees the Duke 401(k) Plan (As Amended and Restated Effective as of January 1, 2008) (the “Plan”); and

WHEREAS, pursuant to Section 9.1 of the Plan, the Corporation has reserved the right to amend the Plan by action of its Board of Directors of the Corporation (the “Board”); and

WHEREAS, the Board has previously authorized, empowered and directed the members of the Associate Benefits Committee (the “Committee”) appointed by the Executive Compensation Committee of the Board to amend the Plan on behalf of the Corporation; and

WHEREAS, the Corporation wishes to amend the Plan to update the Plan for the Heroes Earnings Assistance and Relief Tax Act and the Worker, Retiree and Employer Recovery Act, and to change the name of the Plan;

NOW, THEREFORE, pursuant to the amending power reserved to the Corporation and delegated to the undersigned individuals, the Plan is hereby amended, effective as of the dates specified herein, in the following particulars:

1.	The name of the Plan is changed to the “Duke Realty 401(k) Plan,” effective January 1, 2011.

2.	Section 2.6 of the Plan is amended in its entirety, effective as of January 1, 2007, to read as follows:

“Section 2.6 Military Service. Notwithstanding any provision of the Plan to the contrary, (a) contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Code Section 414(u), and (b) in accordance with Code Section 401(a)(37), effective as of January 1, 2007, Beneficiaries of Participants who die while performing qualified military service are entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) they would have received had the Participant resumed employment and then died. Generally, an employee called to qualified military service for a period of more than 30 days is treated as having terminated employment and, except as otherwise provided in this Section, will be treated as having incurred a severance from employment for purposes of the Plan. However, to the extent provided in Section 414(u) of the Code, a Participant receiving from the Employer differential wage payments, as defined in the Code, will be treated as an employee of the Employer except that such employee will be treated as having incurred a severance from employment solely for purposes of being able to withdraw his Compensation Deferral and Catch-Up Contributions from the Plan, regardless of whether he is entitled to a withdrawal pursuant to Section 6.9. If a Participant withdraws all or any portion of his Compensation Deferral and Catch-Up Contributions under this Section, his deferral election will be suspended for six months.”

3.	By deleting the parenthetical in the second sentence of subsection B-2(b) of Supplement B to the Plan, effective as of January 1, 2007, and replacing it with the following:

“(plus any Trust fund earnings or minus any Trust fund losses attributable to that amount for the calendar year in which the excess Elective Deferrals were made)”

4.	A new Section F-3 is added to Supplement F to the Plan, effective as of January 1, 2009, to read as follows:

“Section F-3 Suspension of Required Minimum Distributions for 2009. Notwithstanding the provisions of this Supplement, a Participant or Beneficiary who would have been required to receive required minimum distributions for 2009 but for the provisions of Code Section 401(a)(9)(H) (‘2009 RMDs’) and who would have satisfied that requirement by receiving distributions that are equal to the 2009 RMDs will not receive those distributions for 2009 unless the Participant or Beneficiary chooses to receive such distributions. Participants and Beneficiaries described in this Section will be given the opportunity to elect to stop receiving the distributions described in the preceding sentence. In addition, notwithstanding Section 6.8, and solely for purposes of applying the direct rollover provisions of the Plan, 2009 RMDs will be treated as eligible rollover distributions.”

IN WITNESS WHEREOF, the Committee Chairperson has caused this Second Amendment to be executed on the Committee’s behalf this 21st day of December, 2010.

ASSOCIATE BENEFITS COMMITTEE APPOINTED BY THE EXECUTIVE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF DUKE REALTY CORPORATION

By:	/s/ Denise K. Dank
Denise K. Dank, Chairperson

ATTEST:

By:	/s/ Laura A. Sylak
Laura A. Sylak, Committee Member

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